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                                                                    Exhibit 15.1

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

September 25, 1998

Clark Refining & Marketing, Inc.
8182 Maryland Avenue
St. Louis, Missouri 63105

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Clark Refining & Marketing, Inc. and subsidiaries for the six month period ended June 30, 1998, as indicated in our reports dated July 31, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
St. Louis, Missouri
September 25, 1998